Exhibit 99.1

Benitec Biopharma Inc. Announces Pricing of $30 Million Underwritten Public Offering

HAYWARD, Calif., Aug. 08, 2023 (GLOBE NEWSWIRE) — Benitec Biopharma Inc. (Nasdaq: BNTC) (“Benitec” or the “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary DNA-directed RNA interference (“ddRNAi”) “Silence and Replace” platform, today announced the pricing of its underwritten public offering of 15,544,041 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and accompanying warrants to purchase up to 15,544,041 shares of common stock. Each share of common stock is being sold together with one common warrant to purchase one share of common stock at a combined offering price of $1.93 and each pre-funded warrant, if any, is being sold together with one common warrant to purchase one share of common stock at a combined offering price of $1.9299. The pre-funded warrants, if any, will be immediately exercisable until exercised in full at an exercise price of $0.0001 per share of common stock. The common warrants will be immediately exercisable at an exercise price of $3.86 per share of common stock and will expire on the fifth anniversary of such initial exercise date. The offering is expected to close on August 11, 2023, subject to customary closing conditions. In addition, Benitec has granted the underwriter a 30 day option to purchase an additional 2,331,606 shares of common stock and/or common warrants to purchase up to an additional 2,331,606 shares of common stock at the public offering price, less discounts and commissions.

The aggregate gross proceeds to Benitec from the public offering are expected to be approximately $30 million, prior to deducting underwriting discounts, commissions and other estimated offering expenses. The institutional investors participating in the offering are expected to include Adage Capital Partners LP, Janus Henderson Investors and Suvretta Capital, as well as other new and existing investors.

The Company intends to use the net proceeds from this financing to support the clinical development of BB-301, including the natural history lead-in study and the Phase 1b/2a BB-301 treatment study, for the continued advancement of development activities for other existing and new product candidates, for general corporate purposes and for strategic growth opportunities.

JMP Securities, A Citizens Company, is acting as sole book-running manager for the offering.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on August 8, 2023. A final prospectus relating to this offering will be filed with the SEC. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained, when available, from Citizens JMP Securities, LLC, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, Attention: Prospectus Department, or by calling (415) 835-8985, or by email at syndicate@jmpsecurities.com. Investors may also obtain these documents at no cost by visiting the SEC’s website at http://www.sec.gov.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Benitec Biopharma Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary DNA-directed RNA interference “Silence and Replace” platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD). A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the proposed offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Benitec’s filings with the SEC. Benitec’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Benitec expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Benitec’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relations Contacts:

William Windham

VP, Solebury Strategic Communications

Phone: 646-378-2946

Email: wwindham@soleburystrat.com

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